                                                                    EXHIBIT 10.1
                                                                  EXECUTION COPY

                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS AGREEMENT is made as of March 27, 1997 between Providian Bancorp, Inc., a Delaware corporation (the "Company"), and Shailesh J. Mehta (the "Executive").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Company's parent, Providian Corporation ("Parent"), intends to distribute all the shares of common stock of the Company to the Parent's stockholders in a tax-free distribution (the "Distribution"), following which the Company will be an independent, publicly held company; and

     WHEREAS, the Company and the Executive desire to set forth the terms and the conditions of the Executive's employment by the Company following the Distribution in an agreement (this "Agreement");

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

     1.    Definitions
           -----------

     (a) "Act" shall mean the Securities Exchange Act of 1934, as amended.
          ---

     (b) "Base Salary" shall mean the annual salary provided for in Section 3
          -----------
below or any increased salary granted to the Executive by the Board.

     (c) "Board" shall mean the Board of Directors of the Company.
          -----

     (d) "Bonus Percentage" shall mean the percentage obtained by dividing (i)
          ----------------
the highest amount of bonus paid to the Executive by the Company and its affiliates (including, prior to the Distribution, by Parent and its affiliates) in any of the three years prior to the year in which his termination of employment occurs by (ii) the base salary paid to the Executive for such year.

     (e)  "Cause" shall mean:
           -----

          (i) a willful and continuing failure by the Executive to perform substantially his obligations under this Agreement (other than as a result of the Executive's death or Disability);

          (ii) conduct undertaken by the Executive which is demonstrably willful and deliberate on the Executive's part and which is intended to result in
     (A) substantial personal enrichment of the Executive and (B) substantial injury to the Company; or

          (iii)  commission by the Executive of a felony involving the Company.

A termination for Cause within the meaning of clause (i) or (ii) shall not take effect unless:

               (A) the Board shall have delivered a written notice to the Executive within 30 days of its having knowledge of one of the circumstances constituting cause within the meaning of clause (i) or
          (ii), stating which one of those circumstances has occurred;

               (B) within 30 days after such notice, the Executive is permitted to respond and defend himself before the Board personally, with counsel of his own choosing, as well as in writing;

               (C) within 15 days of the date on which the Executive is given the opportunity to respond and defend himself before the Board, the Executive has not remedied such circumstance; and

               (D) if the Executive has not remedied such circumstance as provided in subclause (C) above, within 30 days after the expiration of the period during which the Executive may remedy such circumstance, the Board notifies the Executive in writing that it is terminating his employment for Cause.

     (f) a "Change in Control" shall mean:
            -----------------

          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for
                                               --------  -------
     purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with parts
     (A), (B) and (C) of clause (iii) of this Section 1(f); or

          (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director
                   --------  -------
     subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination,
     (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting
     Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

     (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.
          ----

     (h) "Confidential Information" shall mean all nonpublic information
          ------------------------
concerning the Company's business, including its products, customer lists, financial information and marketing plans and strategies. Confidential Information does not include information that is, or becomes, available to the public, unless such availability occurs through a breach by the Executive of the provisions of Section 13 below.

     (i) "Deferred Compensation Accounts" shall mean the two deferred
          ------------------------------
compensation accounts established in the Executive's name pursuant to Section 7 hereof, together with any additional deferred compensation account or accounts that may be established in the Executive's name in the future.

     (j) "Disability" shall mean the Executive's inability to discharge his
          ----------
duties and responsibilities under this Agreement due to his physical or mental incapacity for a period of six consecutive months or for an aggregate of nine months in any 12 consecutive month period.

     (k) "Fair Market Value" shall mean the mean between the highest and lowest
          -----------------
sale price of the common stock of the Company as reflected on the consolidated tape of

New York Stock Exchange issues on the date preceding the date as of which such value is being determined. If the common stock of the Company is not sold on such day, the value shall be determined on the next preceding day on which the common stock of the Company is sold.

     (l) "Good Reason" shall mean the occurrence of any one or more of the
          -----------
following events without the Executive's prior written consent:

          (i) a reduction in his then current Base Salary, target bonus opportunity or benefits under any employee benefit program in which he participates, except as otherwise permitted hereunder;

          (ii)   a breach of Section 2(c) below;

          (iii) a significant diminution of his ongoing duties and responsibilities;

          (iv) the assignment to him of any duties inconsistent with his duties and responsibilities described in Section 2 below;

          (v) any purported termination of the Executive's employment by the Company other than as permitted by this Agreement;

          (vi) the relocation of the Company's principal office or the Executive's own office location as assigned to him by the Company outside an area within 35 miles of the current headquarters of the Company in San Francisco, California;

          (vii) following a Change in Control, the failure of any successor to the Company to expressly assume and agree to discharge the Company's obligations to the Executive under this Agreement in form and substance satisfactory to the Executive; or

          (viii) a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the date a Change in Control occurs.

     (m) "Payment Date" shall mean the first business day following a
          ------------
termination of the Executive's employment on or after which he is no longer subject to the provisions of Section 16(b) of the Act with respect to any payments required to be made to him by the Company pursuant to Section 10 below.

     (n) "Spread" shall mean the excess, if any, of the Fair Market Value of a
          ------
share of the common stock of the Company over the purchase price of such share pursuant to any option to purchase such share granted by the Company to the Executive.

     (o) "Term of Employment" shall mean the period specified in Section 2
          ------------------
below.

     (p) "Termination Without Cause" shall mean a termination of the Executive's
          -------------------------
employment:

          (i)  by the Company, other than due to Disability or Cause; or

          (ii) by the Executive for Good Reason.

     (q) "Total Cash Compensation" shall mean the Executive's Base Salary and
          -----------------------
any bonuses earned by the Executive for any year whether or not such Base Salary or bonus is paid in a subsequent year.

     2.    Term of Employment, Positions and Duties.
           ----------------------------------------

     (a) The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the Term of Employment, in the positions and with the duties and responsibilities set forth below, and upon such other terms and conditions as are hereinafter stated.

     (b) The Term of Employment shall commence on the date of the Distribution and shall terminate upon the close of business on the third anniversary of the date of the Distribution; provided that, on each anniversary of the date of the
                          --------
Distribution, the Term of Employment shall automatically be extended for a new term of three years (i.e., for one additional year beyond the then existing termination date) unless either Party gives written notice to the other, not less than one year prior to such anniversary, that it or he does not want the term to be so extended. Unless the Term of Employment shall have previously expired, upon the occurrence of a Change in Control, the Term of Employment shall automatically be extended until the third anniversary of the date on which a Change in Control occurs, notwithstanding any prior notice of non-extension given pursuant to the immediately preceding sentence; provided,
                                                                    --------
that any extension pursuant to this sentence shall not extend the Term of Employment beyond the Executive's 65th birthday.

     (c) At all times during the Term of Employment, the Executive shall be employed as the Chairman of the Board and Chief Executive Officer of the Company. It is also the intention of the Parties that at all times during the Term of Employment the Executive shall serve as a member of the Board.

     (d) During the Term of Employment, the Executive shall devote his full business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from serving on the boards of directors of other corporations, engaging in charitable and community affairs, engaging in speaking appearances, teaching (not on a full-time basis), writing articles or books, or managing his personal investments, so long as these activities do not unreasonably interfere with Executive's duties as an executive officer of the Company.

     3.    Base Salary.
           -----------

     During the Term of Employment, the Executive shall be paid by the Company a Base Salary in accordance with the Company's regular payroll practices at an annualized rate of no less than $800,000. Such Base Salary shall be reviewed annually for increase in the discretion of the Board.

     4.    Bonus and Other Incentive Compensation.
           --------------------------------------

     During the Term of Employment, the Executive shall be entitled to participate in bonus and other incentive compensation programs applicable to senior management of the Company, as such programs may be in effect from time to time. Without limiting the foregoing, during the first year of the Term of Employment, the Executive's annual bonus opportunity shall be no less than $1 million. Such bonus may be earned through the achievement of reasonable performance goals to be determined by the Board, with payment of a lesser bonus possible if such goals are not met.

     5.    Stock Options and Restricted Stock.
           ----------------------------------

     (a) Effective on the Distribution Date, the Company shall grant to the Executive options with respect to 500,000 shares of common stock of the Company pursuant to the Company's stock option plan as then in effect. Such options shall have a term of ten years and shall vest in three equal installments on the day preceding the first three anniversaries of the date of grant. The per share exercise price of such options shall equal the average during the ten trading days beginning with the ex-dividend date for the Distribution of the average of the daily high and low per share trading prices on the New York Stock Exchange for the common stock of the Company.

     (b) Effective on the Distribution Date, the Company shall grant to the Executive 75,000 restricted shares of common stock of the Company. Such shares of restricted stock shall vest in five equal installments on the day preceding the first five anniversaries of the date of grant.

     6.    Employee Benefit Programs.
           -------------------------

     During the Term of Employment and thereafter as provided in Section 10 below, the Executive shall be entitled to participate in all employee benefit programs applicable to the senior management of the Company, as such programs may be in effect from time to time.

     7.    Deferred Compensation.
           ---------------------

     (a) The Company shall establish two Deferred Compensation Accounts in the Executive's name. The first Deferred Compensation Account will consist of the aggregate amounts (including accrued interest) held, as of the date of the Distribution, in the Executive's deferred compensation account and Phantom Deferral Account established pursuant to the letter agreement between the Executive and First Deposit Corporation dated February 28, 1986, as amended by the letter agreement dated August 5, 1992. All amounts in the first Deferred Compensation Account will bear interest, compounded quarterly, at a rate equal to the prime interest rate charged by Bank of America (or a mutually agreed substitute bank) on loans, as from time to time published by that bank. Other than such accrual of interest, no further contributions will be made to the first Deferred Compensation Account after the Distribution. The second Deferred Compensation Account will consist of amounts contributed by the Company each quarter equal to 17% of the Executive's quarterly Base Salary plus bonus, less the Company's contributions on the Executive's behalf for such quarter under the Company's Employee Savings (401(k)) Plan. All amounts in the second Deferred Compensation Account will bear interest, compounded quarterly, at an annual rate of 8.25%. Such contribution percentage and interest rate for the second Deferred Compensation Account represent amounts mutually agreed by the Company and the Executive as appropriate to compensate the Executive for the amounts that the Executive would have received under Parent's retirement plan had the Executive continued to be a participant therein for the duration of this employment by the Company.

     (b) If the Executive's employment is terminated (including by virtue of such employment not being renewed at the end of the Term of Employment), all amounts credited to the Deferred Compensation Accounts will be paid to the Executive, in cash, within 60 days of the date of termination of employment, or on such date or dates after termination as the Executive may select prior to the date of termination or within two weeks following the date of termination. The Executive may elect up to ten substantially equal annual installment payments of such amounts.

     (c) If the Executive dies prior to the full payment of such amounts in the Deferred Compensation Accounts, the balance will be paid to the Executive's designated beneficiary or beneficiaries in such manner as may be requested by such beneficiary or beneficiaries, subject to the consent of the Board, or, if no beneficiaries have been designated, shall be paid to the Executive's estate or to such beneficiaries as may be named in a decree or distribution of the Executive's estate. No right to any amount of the Deferred Compensation Accounts shall vest in any person (other than the Executive) prior to the payment date, nor may any interest in any such deferred compensation be assigned, transferred, pledged, or otherwise encumbered.

     (d) Amounts accrued in the Deferred Compensation Accounts will not be deemed salary or other compensation for purposes of computing bonuses or benefits. No money or other assets will be transferred in trust or otherwise irrevocably set aside by the Company to fund the payment of any amounts in the Deferred Compensation Accounts prior to the date on which such payments are otherwise due to be paid, and the relationship between the Company and the Executive in this regard shall be that of debtor and creditor.

     8.    Perquisites.
           -----------

     The Executive shall be entitled to all of the perquisites accorded to the senior management of the Company and any additional perquisites that may be granted to him from time to time, including, without limitation, reimbursement of any legal expenses incurred by the Executive relating to the preparation and review of employment agreements, and expenses incurred by him for financial services in connection with his retirement, for estate planning services and for an annual complete physical examination (to the extent not reimbursed by the Company's medical plan).

     9.    Business Expenses.
           -----------------

     The Executive shall be entitled to prompt reimbursement for all expenses he incurs on behalf of the Company upon the submission by him of the appropriate documentation of such expenses.

     10.   Termination of Employment.
           -------------------------

     (a) Termination Due to Death.  In the event of the Executive's death, his
         ------------------------
estate or his surviving spouse, as the case may be, shall be entitled to:

          (i) the Base Salary, at the rate in effect at the time of the Executive's death, through the end of the month in which the Executive dies;

          (ii) an annual bonus prorated until the date of his death;

          (iii) any bonus earned or accrued but not yet paid under Section 4 above;

          (iv) any bonus or other compensation deferred under any plans and programs of the Company in accordance with such plans and programs;

          (v) the deferred compensation provided under Section 7 above; and

          (vi) other benefits in accordance with the plans and programs of the Company.

     (b) Termination Due to Disability.  In the event the Executive is
         -----------------------------
terminated due to Disability, he shall be entitled to:

          (i) his Base Salary, at the rate in effect at the time the Executive's Disability is determined, through the end of the month in which his employment is terminated due to Disability;

          (ii) an annual bonus prorated until the date on which his employment is terminated;

          (iii) any bonus earned or accrued but not yet paid under Section 4 above;

          (iv) any bonus or other compensation deferred under any plans and programs of the Company in accordance with such plans and programs;

          (v) the deferred compensation provided under Section 7 above;

          (vi) disability benefits as provided under the Company's short and long-term disability plans; and

          (vii) other benefits in accordance with the plans and programs of the Company.

In addition, during the period of his Disability, the Executive shall be entitled to continued coverage for himself, his spouse and his dependents under the Company's health and welfare plans and to continued participation in all of the Company's employee benefit plans, including, without limitation, continued accrual of deferred compensation as provided in Section 7 above until he attains age 60 (based on the average of the Executive's Total Cash Compensation for the five highest consecutive years of his employment with the Company in the ten years preceding the year in which his employment is terminated due to

Disability). To the extent terms and conditions of the aforesaid plans do not permit participation by the Executive because of termination of his employment due to Disability, the Company shall arrange to provide him with the after-tax economic equivalent to him of such benefits.

     (c) Termination by the Company for Cause.  In the event the Executive is
         ------------------------------------
terminated for Cause, he shall be entitled to:

          (i) his Base Salary through the date on which a termination of his employment for Cause occurs;

          (ii) any bonus earned or accrued but not yet paid under Section 4 above;

          (iii) any bonus or other compensation deferred under any plans and programs of the Company in accordance with such plans and programs;

          (iv) the deferred compensation provided under Section 7 above; and

          (v) other benefits in accordance with the plans and programs of the Company.

     (d) Termination Without Cause Prior to a Change in Control.  In the event
         ------------------------------------------------------
there is a Termination Without Cause of the Executive's employment, he shall be entitled to:

          (i) his Base Salary through the date of termination of his employment;

          (ii) a bonus equal to the product of (A) his Base Salary in effect on the date of termination of his employment prorated to the date of such termination, and (B) the Bonus Percentage;

          (iii) his Base Salary, at the rate in effect at termination of his employment, until the third anniversary of such termination, but not later than the Executive's 65th birthday;

          (iv) annual bonuses equal to his Base Salary in effect at termination of his employment multiplied by the Bonus Percentage, until the third anniversary of such termination, but not later than the Executive's 65th birthday, such bonuses to be paid at the same time annual bonuses are regularly paid by the Company to its senior management and prorated for any portion of the period which is less than a full calendar year;

          (v) any bonus earned or accrued but not yet paid under Section 4 above;

          (vi) any bonus or other compensation deferred under any plans and programs of the Company in accordance with such plans and programs;

          (vii) the deferred compensation provided in Section 7 above;

          (viii) continued vesting following termination of his employment in any awards of restricted stock made to the Executive, until the third anniversary of such termination, but not later than the Executive's 65th birthday;

          (ix) continuation in all employee benefit plans or programs in which he was participating at the termination of his employment until the third anniversary of such termination, but in no event beyond the earlier of (A) the Executive's 65th birthday and (B) the date, if any, the Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer; and

          (x) other benefits in accordance with the plans and programs of the Company.

     In the event that the Executive may not be continued in any employee benefit plan or program, as provided in (ix) above, he shall be provided with the after-tax economic equivalent to him of such continued participation.

     In the event there is a Termination Without Cause of the Executive's employment, the Company shall, upon the Executive's written request furnished to the Company within 20 days following such Termination Without Cause, make a lump sum payment to the Executive in amount equal to the Spread on the Payment Date with respect to the relevant options in each option grant, multiplied in each case by the number of relevant options in each option grant. For the purpose of the immediately preceding sentence, "relevant options" means any options granted by the Company to the Executive to purchase its common stock that (i) are outstanding on the date of termination of his employment and remain unexercised on the Payment Date (whether or not such options expire by their terms prior to the Payment Date) and (ii) by their terms, were exercisable on the date of termination of his employment or which would have become exercisable if his employment had continued until the third anniversary of such termination, but not later than the Executive's 65th birthday. The Company shall make such payment on the Payment Date (or, if later, promptly following the Executive's request) and, as a condition to making such payment, the Executive agrees that all outstanding options granted to him with respect to which such payment is made shall thereupon be cancelled. In the event that the Executive does not request such payment, each option grant shall become fully exercisable as of the date of termination of employment and shall remain outstanding for the remainder of the originally scheduled term.

     (e) Termination of Employment Without Cause Following a Change in Control.
         ---------------------------------------------------------------------
In the event there is a Termination Without Cause of the Executive's employment, following a Change in Control, he shall be entitled to:

          (i) his Base Salary through the date on which his termination occurs (disregarding, for this purpose, any reduction in his Base Salary following a Change in Control, or that serves as a basis for a termination of the Executive's employment for Good Reason) (the annual amount of such Base Salary, the "Base Salary Amount");

          (ii) a bonus equal to the product of (A) the Base Salary Amount prorated to the date of such Termination Without Cause and (B) the Bonus Percentage;

          (iii)  a lump sum payment equal to the sum of three times

               (A)  the Base Salary Amount plus

               (B) the Base Salary Amount multiplied by the Bonus Percentage;

          (iv) any bonus earned or accrued but not yet paid under Section 4 above;

          (v) any bonus or other compensation deferred under any plans and programs of the Company in accordance with such plans and programs;

          (vi) the deferred compensation provided under Section 7 above, and additional accrual of deferred compensation under Section 7 above as if the Executive had continued to be employed in accordance with the terms of this Agreement for an additional three years after the date of such termination;

          (vii) immediate, full vesting in all awards of restricted stock made to the Executive;

          (viii) continuation in all employee benefit plans or programs in which he was participating on the date of termination of his employment until the earlier of

               (A) the third anniversary of the date on which the Executive is terminated;

               (B) the Executive's normal retirement date under the applicable plans and programs of the Company; and

          (ix) other benefits in accordance with the plans and programs of the Company.

     In the event that the Executive may not be continued in any employee benefit plan or program, as provided in (viii) above, he shall be provided with the after-tax economic equivalent to him of such continued participation.

     In the event there is a Termination Without Cause of the Executive's employment following a Change in Control, the Company shall, upon the Executive's written request furnished to the Company within 20 days following such Termination Without Cause, make a lump sum payment to the Executive in an amount equal to the Spread on the Payment Date with respect to the relevant options in each option grant, multiplied by the number of relevant options in each option grant. For the purposes of the immediately preceding sentence, "relevant options" means all options granted by the Company to the Executive to purchase its common stock that are outstanding on the date of his termination of employment and remain unexercised on the Payment Date (whether or not such options expire by their terms prior to the Payment Date). The Company shall make such payment on the Payment Date (or, if later, promptly following the Executive's request) and, as a condition to making such payment, the Executive agrees that all outstanding options granted to him with respect to which such payment is made shall thereupon be cancelled. In the event that the Executive does not request such payment, each option grant shall become fully exercisable as of the date of termination of employment and shall remain outstanding for the remainder of the originally scheduled term.

     If the Termination Without Cause of the Executive's employment is for Good Reason, a good faith determination by the Executive that any one of the events described in Section 1(l) above has occurred shall be conclusive.

     (f) Voluntary Termination.  Upon 30 days prior notice to the Company, the
         ---------------------
Executive may voluntarily terminate his employment with the Company. A voluntary termination shall not be a breach by the Executive of this Agreement and shall not include a termination under Section 10(b), 10(d) or 10(e) above. In the event the Executive voluntarily terminates his employment he shall be entitled to:

          (i) his Base Salary through the date of his voluntary termination;

          (ii) any bonus earned or accrued but not yet paid under Section 4 above;

          (iii) any bonus or other compensation deferred under any plans and programs of the Company;

          (iv) the deferred compensation provided under Section 7 above; and

          (v) other benefits in accordance with the plans and programs of the Company.

     (g) Offset.  The Executive shall have no obligation to offset any payments
         ------
he receives from the Company following a Termination Without Cause by any payments he receives from a subsequent employer, provided, however, that if the
                                                 --------  -------
Executive becomes eligible to receive medical benefits under a plan provided by a subsequent employer, the medical benefits provided for in this Section 10 shall be secondary to those provided under such other plan during such applicable period of eligibility.

     (h) Certain Additional Payments by the Company.
         ------------------------------------------

          (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10(h)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (ii) Subject to the provisions of Section 10(h)(iii), all determinations required to be made under this Section 10(h), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company. If the Company and the Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and the Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10(h), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(h)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (A) give the Company any information reasonably requested by the Company relating to such claim,

               (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (C) cooperate with the Company in good faith in order effectively to contest such claim, and

               (D) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs
     --------  -------
     and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(h)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the
                      --------  -------
     Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that
                                                          ------- --------
     the Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(h)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 10(h)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(h)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (v) If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and the Executive were required to make a preliminary determination of the amount of an excess parachute payment (as contemplated by Q/A 33 of the proposed regulations under Section 280G of the Code as issued on May 4, 1989) and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of Section 10(h)(iii) relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Company is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company. In the event there is a subsequent redetermination of the Executive's income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him as a result of paying to the Company the amount of the initial tax benefit.

     (i) Payment of Lump Sum.  Except as otherwise specifically provided in this
         -------------------
Section 10, the Company shall pay the Executive any lump sum payment due to him under this Section 10 within five business days of the termination of his employment. No payments due to the Executive under this Section 10 may be offset by the Company by amounts due to the Company from the Executive.

     11.    Indemnification.
            ---------------

     (a) The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, he shall be indemnified by the Company to the fullest extent required or permitted by the Company's certificate of incorporation as in effect on the date of this Agreement, but only to the extent that such indemnification is then permitted by Delaware law, against expenses, liabilities and losses reasonably incurred or suffered by the Executive in connection therewith.

     (b) The Company shall procure and continue in effect an officers' and directors' liability policy covering the Executive with a limit of at least $15,000,000 to the extent such policy is available.

     12.    Covenant Not to Solicit, Etc.
            ----------------------------

     (a) Except as provided in Section 12(e) below, during the period beginning on the date of the Executive's termination of employment and ending one year thereafter, the Executive shall not personally solicit any existing customer or partner of the Company or any prospective customer or partner identified in the business proposals of the Company outstanding on the date of the Executive's termination of employment, in either case as limited to those concerns known by the Executive either to be, or to have the possibility of becoming, customers or partners of the Company and, in the latter case, limited to business proposals with which the Executive was familiar, for the purpose of inducing any such existing or prospective customers or partners to reduce or forego using the banking or financial services business of the Company within the United States of America.

     (b) During the period described in Section 12(a) above, except when acting on behalf of the Company or any affiliate thereof and except as provided in
Section 12(e) below, the Executive shall not solicit any employee of the Company or any affiliate thereof to terminate his employment.

     (c) Except for testimony or similar statements that may be required from Executive under applicable law, and except as provided in Section 12(e) below, during the period described in Section 12(a) above, the Executive shall not intentionally (i) do or say anything that reasonably may be expected to have the effect of diminishing or impairing the goodwill and good reputation of the Company and its officers, directors and products, (ii) disparage or injure the reputation of the Company by making any material negative statements about the Company's methods of doing business, the effectiveness of its business policies or the quality of any of its products or personnel, (iii) make any substantive statements or issue any releases regarding the internal business affairs of the Company or the circumstances of the termination of his employment to any member of the print or broadcast media except after consultation with the Company and after giving due consideration to the reasonable suggestions of the Company in connection with any such statements or releases.

     (d) During the period described in Section 12(a) above, the Company shall not (i) whether by authorizing or knowingly condoning such conduct by its personnel, intentionally disparage the Executive or injure his reputation by making any negative statement about him or his talents, (ii) make any substantive statements or issue any releases regarding the circumstances of the termination of the Executive's employment to any member of the print or broadcast media except after consultation with the Executive and after giving due consideration to the reasonable suggestions of the Executive in connection with any such statements or releases. The foregoing notwithstanding, the Company may publicly or privately (i) disclose the fact that such termination has occurred, (ii) make any statement that conforms to the announcement previously issued within the Company (the terms of which shall have previously been furnished to and approved by the Executive, which approval shall not be unreasonably withheld or delayed), or (iii) provide any disclosure required by applicable law, without obligation to consult the Executive.

     (e) Notwithstanding anything contrary in this Section 12, the provisions of Sections 12(a), (b) and (c) above shall have no force and effect following the termination of the Executive's employment with the Company subsequent to a Change in Control.

     (f) In no event shall an asserted violation by the Executive of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     13.    Disclosure of Confidential Information.
            --------------------------------------

     The Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any Confidential Information except (a) while employed by the Company in the business of and for the benefit of the Company or
(b) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information. In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     14.    Resolution of Disputes.
            ----------------------

     (a) Any dispute arising under or in connection with this Agreement prior to a Change in Control shall be resolved by arbitration to be held in San Francisco, California in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.

     (b) Any dispute arising under or in connection with this Agreement subsequent to a Change in the Control shall, at the discretion of the Executive, be resolved by arbitration, to be held in San Francisco, California in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, or by litigation.

     (c) Costs of the arbitration or litigation, including attorneys' fees of both Parties, shall be borne by the Company.

     (d) Pending the outcome of any arbitration or court proceeding, the Company shall continue payment of all amounts which the Executive has a reasonable basis to claim he is entitled to under this Agreement.

     15.    Effect of Agreement on Other Benefits.
            -------------------------------------

     Except as provided in Section 10 above, nothing in this Agreement shall curtail the Executive's entitlement to full participation in the executive compensation, employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

     16.    Assignability; Binding Nature.
            -----------------------------

     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that in the event of a merger, consolidation, sale of assets or liquidation as described in the preceding sentence the Company shall take whatever action it legally can in order to cause such assignee or transferee to assume the liabilities, obligations, and duties of the Company hereunder.

     17.    Representation.
            --------------

     The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization.

     18.    Entire Agreement.
            ----------------

     This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. Without limiting the foregoing, the Parties agree that upon consummation of the Distribution and effectiveness of the Term of Employment, the following agreements shall terminate and be of no further force or effect: (i) the letter agreement between the Executive and First Deposit Corporation dated February 28, 1986, as amended by the letter agreement dated August 5, 1992; (ii) the change-in-control Employment Agreement between the Executive and Parent dated February 21, 1996, as amended on November 6, 1996; and (iii) the letter agreement between the Executive and Parent dated November 6, 1996. The termination of such agreements shall not affect any rights the Executive may have with respect to compensation or benefits from Parent and its affiliates that are vested as of the Distribution, including restricted and unrestricted shares of Providian common stock and Providian options (which will be treated in accordance with the Employee Benefits Agreement, dated the date of the Distribution, between Parent and the Company (the "Employee Benefits Agreement")), equity units granted by the Company (which will be replaced with substitute awards with the consent of the Executive in connection with the Distribution, and any other benefits to which the Executive is entitled as a "Providian Bancorp Participant" as contemplated by the Employee Benefits Agreement.

     19.    Amendment or Waiver.
            -------------------

     No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and a duly authorized officer of the Company. No waiver by either party of any breach by the other of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

     20.    Severability.
            ------------

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, such provision or portion shall be interpreted or may be reformed in a manner so as to make such provision or portion valid or enforceable while still giving effect as nearly as possible to the intention of the parties. In any event, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Notwithstanding the foregoing, if any material portion of Section 10 above affecting the entitlements of the Executive upon a termination of his employment is determined to be invalid or unenforceable for any reason, in whole or in part, the Executive, following a termination of his employment due to (a) voluntary termination, or (b) any other termination as to which his entitlements are diminished as a result of such invalidity or unenforceability, shall be released from any obligations or duties under Section 12 above.

     21.    Survivorship.
            ------------

     The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this
Section 21 are in addition to the survivorship provisions of any other section of this Agreement.

     22.    Beneficiaries; References.
            -------------------------

     The Executive shall be entitled to select (to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death and, in the case of Company plans and programs, in accordance with such plans and programs, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

     23.    Governing Law.
            -------------

     Except as provided in Section 11 above, this Agreement shall be governed by and construed in accordance with the laws of California without reference to principles of conflict of laws.

     24.    Notices.
            -------

     Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company or the Board:  Providian Bancorp, Inc.
                                 201 Mission Street
                                 San Francisco, CA  94105
                                 Attention:  General Counsel

If to the Executive:             Mr. Shailesh J. Mehta
                                 60 Southdown Court
                                 Hillsborough, CA  94010

                                 and

                                 c/o Providian Bancorp, Inc.
                                 201 Mission Street
                                 San Francisco, CA  94105

     25.    Headings.
            --------

     The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     26.    Counterparts.
            ------------

     This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
                                Providian Bancorp, Inc.



                                By:  /s/ John H. Rogers
                                   -----------------------



                                     /s/ Shailesh J. Mehta
                                   -----------------------
                                         Shailesh J. Mehta